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                                                                   EXHIBIT 10.6


                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 31st day of July 2000 (the "Effective Date"), by and between LARK TECHNOLOGIES, INC., a Texas corporation (the "Company), acting herein by and through its officer hereunto duly authorized, and CARL W. BALEZENTIS ("Employee").

                                   WITNESSETH:

WHEREAS, Company desires to employ Employee to serve in a managerial capacity with the Company; and,

WHEREAS, Employee is willing to be employed by the Company and to render such services to the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the compensation and other benefits to be obtained by Employee by virtue of Employee's employment by the Company, the Company's promise to provide Employee with initial and ongoing Confidential Information (defined in paragraph 6 below) and the mutual promises and agreements by and between the Company and Employee hereinafter set forth, it is hereby agreed by the Company and the Employee as follows:

         1. Employment: Employee is hereby employed by the Company and Employee hereby accepts such employment upon the terms and conditions hereinafter set forth.

         2. Effective Date; Term of Employment: This Agreement and Employee's employment by the Company shall be effective on the Effective Date and shall continue in effect until terminated in accordance with the provisions hereof (the "Employment Period"). This Agreement may be terminated by the Company or Employee at any time, subject, however, to the termination provisions of Section 5 hereof and applicable law.

         3. Duties: Employee shall serve as the Executive Vice President - Corporate Development of the Company with responsibility for all aspects of the Company's sales and marketing activities, and new business opportunities, during the Employment Period, on a full-time basis. During the Employment Period, Employee shall devote such time, attention, skill, energy and efforts as may be necessary for the faithful performance of Employee's duties hereunder. Notwithstanding the foregoing, nothing herein shall prohibit the Employee from devoting reasonable time to vacations, civic and charitable activities, and management of personal investments, all of which shall be at Employee's sole but reasonable discretion.

         4.   Compensation

              (a) During the Employment Period, the Company shall pay Employee, as compensation for his services, an annual base salary of not less than One Hundred Thirty-five Thousand and No/100 Dollars ($135,000.00), payable in accordance with the Company's usual payment practices but in any event not less often than monthly. The Employee's base salary shall be reviewed by the Company at least annually in July of each year for purposes of determining reasonable increases thereof based on considerations of merit and cost of living adjustments, and may be increased (but

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                     shall not be decreased) from time to time within the
                     Company's discretion. In addition, Employee shall be eligible for an annual bonus in an amount at least equal to 25% of Employee's annual base salary in effect at the time such bonus is determined, provided that revenue and profitability goals for the Company meet the plan targets mutually agreed upon by the Company and the Employee for purposes of determining such annual bonus with the opportunity of a maximum bonus in an amount not exceeding 50% of Employee's base salary in effect at the time such bonus is determined, provided sales levels, mutually agree upon by the Company and Employee for the year as to which such bonus is being determined have been met by the Company. The annual bonus for the calendar year 2000 will be a guaranteed minimum bonus of Thirteen Thousand Five Hundred and No/100 Dollars ($13,500.00). All such compensation shall be subject to customary withholding taxes and other employment taxes as required with respect thereto. Employee shall also qualify for and be entitled to obtain from the Company all rights and benefits for which Employee may be eligible under any benefit plans offered by the Company to its executives of comparable position and responsibility, including, without limitation, life, medical, health, and disability insurance, savings and thrift plans, profit participation and stock option plans, and other similar benefits which are provided for employees generally.

              (b) Contemporaneously with and in consideration of the execution of this Agreement, the Company shall grant to Employee options to purchase 45,000 shares of the Company's common stock at the market price at the close of trading on the exchange on which such stock is listed on the Effective Date hereof. As to such options, Employee shall be immediately vested in options to purchase at least 10,000 shares of the common stock of the Company and the remaining options covering 35,000 shares of such common shall vest in Employee incrementally over the 4 or 5-year period (as provided in the Company's stock option plan) commencing on the Effective Date; provided, however, that all options which have not vested at the time of any merger or takeover of the Company by an unrelated third party, or upon the dissolution or bankruptcy of the Company shall immediately vest in the Employee, subject, though, to the provisions of
                     Section 5 if Employee's employment with the Company has been previously terminated by the Company. Subject to the foregoing, such options shall be granted pursuant to and in accordance with the Company's Stock Option Plan, a copy of which is attached hereto as Exhibit "A", and made a part hereof for all purposes.

              (c) Contemporaneously with the execution of this Agreement by Employee and Company and in consideration hereof, the Company shall also pay the Employee a one-time signing bonus in the amount of Fifteen Thousand and No/100 Dollars ($15,000.00).

              (d) Contemporaneously with and in consideration of this Agreement, the Company shall also provide financial aid, up to Seven Thousand Five Hundred and No/100 Dollars ($7,500.00) per calendar year, to the Employee in order to enable the Employee pursue a Master's Degree in Business Administration (the "MBA"). Employee agrees to not pursue the MBA prior to January 2001, and further agrees that the courses of study in which Employee enrolls in connection therewith will be conducted after the Company's normal business hours. Said financial aid must be reimbursed in full should Employee terminate his employment with the Company for any reason prior to July 31, 2005.

                     Education expenses must be for an approved, accredited degree program (Associates, Bachelors, Masters, or PhDs) received at a regionally accredited college, university, or junior college. Eligible expenses include the costs of tuition, books, and related fees associated with an approved degree program. Correspondence or video course costs can also qualify, provided they are part of the approved degree program and taken through an accredited college or university. Costs for software, supplies and other expenses are not eligible. Only courses with a final grade equivalent of "C" or better for undergraduate courses. Or "B" of better for graduate courses, are eligible for reimbursement.

                     A request for reimbursement must be completed and submitted to the president no later than 60 days after the successful completion of each course. All required documentation (including receipts and an official transcript for grade report) must be provided along with your request.
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                      Reimbursement checks for non-taxable tuition
                      reimbursements will be sent directly to you from Lark. For reimbursements that require taxes to be withheld (currently reimbursements in excess of $5,250 in a calendar year), payment will be processed through Lark's payroll system instead and added to your payroll check (minus tax withholdings)

         5. Termination of Employment: Employee's employment and the Company's obligations under this Agreement may be terminated as follows:

              (a) For good cause which, for the purposes of this Agreement, shall mean:

                     (i) the continued failure of Employee to perform material duties assigned to Employee after a written demand by the Company identifying the manner in which it believes Employee has not performed his duties and Employee's subsequent failure to cure the identified problem within a reasonable time; or,

                     (ii)   A material breach of this Agreement by Employee; or,

                     (iii) Employee's commission of a felony or fraud or dishonesty against the Company or willful conduct involving a third party which significantly impairs the reputation of, or harms, the Company, its subsidiaries or affiliates.

              (b)    For any other reason in the Company's sole discretion.


              (c)    For any reason in the Employee's sole discretion.

              Upon Employee's termination by the Company for any reason, Employee shall be entitled to continue such benefits for such periods of time as are customarily permitted by Company policy or by law to be continued by terminated Employees of the Company, such as insurance coverage. Further, in the event of a termination of Employee's employment pursuant to Subsection 5(b) above, Employee shall be entitled to continue to receive Employee's annual base salary in effect at the time of such termination for a period of twelve (12) months commencing on the date of Employee's termination. Additionally, if Employee is terminated by the Company pursuant to Subsection 5 (b) above within six (6) months prior to a change in ownership of the Company pursuant to a merger with an unrelated third party, or a sale of the majority of the common stock of the Company to an unrelated third party, or the dissolution or bankruptcy of the Company, then all options to acquire common stock of the Company shall vest in Employee effective as of the date of the Employee's termination of employment with the Company. If Employee is terminated by the Company under any circumstances within one (1) year after a merger with an unrelated third party, or a sale of the majority of the common stock of the Company to an unrelated third party, or the dissolution or bankruptcy of the Company, then the Employee shall be entitled to continue to receive Employee's annual base salary in effect at the time of such termination for a period of twelve
              (12) months commencing on the date of Employee's termination.

         6. Confidential Information: The Company promises to provide Employee initial and ongoing Confidential Information (defined below), which Employee has not had access to or knowledge of before the execution of this Agreement. Employee agrees to keep confidential, except as the Company may consent in writing, and not to disclose, or make any use except for the benefit of the Company, at any time during or subsequent to the Employment Period, any trade secrets or confidential information, knowledge or data of the Company, including but not limited to that which relates to the Company or the Company's products, software, research, services, development, Inventions (as hereafter defined), processes, know-how, designs, formulas, test data, purchasing, accounting, customer lists, business plans, marketing plans and strategies, pricing strategies or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, licensees, or affiliates, that Employee may produce, obtain or otherwise acquire during the Employment Period (the "Confidential Information"), except as herein provided. Without limiting the generality of

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              the foregoing, Confidential Information shall include any
              materials or information stamped with the words "Confidential Information of Lark Technologies, Inc." Employee further agrees not to deliver, reproduce or in any way allow any Confidential Information to be delivered to or used by any third parties without specific direction or consent of a duly authorized representative of the Company.

         7. Conflicting Employment; Return of Confidential Material: Employee agrees that, during the Employment Period, Employee will not engage in any other employment, occupation, consulting or other activity relating to the business in which the Company is now or may hereafter become engaged, or that would otherwise conflict with Employee's obligations to the Company. In the event of Employee's termination of employment with the Company for any reason whatsoever, Employee agrees promptly to surrender and deliver to the Company all records, materials, equipment, drawings, documents, and data of any nature pertaining to any Confidential Information or to his employment, and Employee will not take with him any description containing or pertaining to any Confidential Information that Employee may produce or obtain access to during the Employment Period.

         8. Inventions: Employee hereby assigns to the Company all of the Employee's rights, title, and interest in and to all discoveries (the "Inventions"), whether or not patentable and whether or not reduced to practice, made or conceived by Employee (whether made solely by Employee or jointly with others) during the period of the Employment Period that (i) relate in any manner to the actual or demonstrably anticipated business, work, or research and development of the Company or its subsidiaries, (ii) are developed in whole or in part on the Company's time or using the Company's equipment, supplies, facilities and Confidential Information, or
              (iii) result from or are suggested by any task assigned to Employee or any work performed by Employee for or behalf of the Company or its subsidiaries.

         9. Disclosure of Inventions: Patents: Employee agrees that in connection with any Invention:

              (a) Employee shall promptly disclose such Invention in writing to Employee's immediate supervisor at the Company in order to permit the Company to claim rights to which it may be entitled under this Agreement.

              (b) Employee shall promptly notify the Company in writing, in order to permit it to exercise its right hereunder, of the occurrence of any of the following events in connection with any Invention: (i) any application for, official action in connection with or grant of any patent, trademark, service mark, copyright or master work registration; or (ii) any license, sale or other disposition of any rights whatsoever to any Invention, including without limitation any manufacturing distribution or other rights. Any such license, sale or disposition in contravention with this Agreement of effected without written notice to the Company as provided hereunder shall be void.

              (d) Upon written request from the Company, Employee agrees to assist the Company or its nominee (at the Company's expense), during and at any time subsequent to the Employment Period, in every reasonable way to obtain for the Company's own benefit patents, copyrights, and other intellectual property rights for such Inventions in any and all countries, which Inventions shall be and remain the sole and exclusive property of the Company or its nominee, whether or not patented or copyrighted.

         10.  Non-Solicitation Agreement

              (a) To protect the Company's Confidential Information, and in the event of Employee's termination of employment for any reason whatsoever, whether by Employee or the Company, Employee covenants and agrees that Employee will not, directly or indirectly, either individually or as a principal partner, agent, employee, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, except on behalf of the Company, solicit business, or attempt to solicit business, in products or services competitive with products or services sold by the Company, from the Company's clients or customers, or those individuals or entities with whom the Company did business during


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                     Employee's employment, including, without limitation, the
                     Company's prospective or potential customers or clients.

              (b) The prohibition set forth in paragraph 10(a) in this Agreement shall be for a period of one (1) year after the date of Employee's termination from employment.

         11. Non-Competition Agreement: Employee agrees that in order to protect the Company's Confidential Information, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Employee in this Agreement including, without limitation, the Company's promise to provide Employee with initial and ongoing Confidential Information and specialized training. Employee agrees that for the period Employee is employed with the Company, and for a period of one (1) year following the termination of Employee's employment, Employee will not without the prior written consent of the Company, engage or become interested in any capacity, directly or indirectly (whether as proprietor, stockholder, director, partner, employee, agent, independent contractor, consultant, trustee, beneficiary, or in any other capacity), in any business in the United States selling, providing or developing products or services competitive with products or services sold or maintained by the Company. Employee acknowledges that, due to the nature of the products and services marketed by the Company, the Company's geographic customer base is nation-wide and, accordingly, a restriction of the described activities within the United States is reasonable and necessary to protect the Company's goodwill and Confidential Information.

         12. Non-Recruitment Agreement: Employee agrees that during Employee's employment, and for a period of one (1) year from the date of any termination of Employee's employment, Employee will not, either directly or indirectly, or by act in concert with others, seek to influence or influence any Company employee to leave the Company's employment.

         13. If a court concludes that any time period or area specified in paragraphs 10, 11, or 12 in this Agreement is unenforceable, then the time period shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or both so that the restrictions may be enforced in the area and for the time to the fullest extent permitted by law. If Employee violates any of the restrictions contained in paragraphs 10, 11, or 12 in this Agreement, the restrictive period shall be suspended and will not run in favor of Employee from the time of the commencement of any such violation until the time when the Employee cures the violation to the Company's satisfaction.

         14. Employee acknowledges that the restrictions contained in this Agreement, in view of the nature of the Company's business, are reasonable and necessary to protect the Company's legitimate business interests and that any violation of this Agreement would result in irreparable injury to the Company. In the event of a breach or a threatened breach by Employee of any provision in this Agreement, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Employee from the commission of any breach, and to recover the Company's attorneys' fees, costs and expenses related to the breach or threatened breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages. These covenants and disclosures shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any portion of this Agreement.

         15. Modification: No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the parties hereto.

         16. Entire Agreement: This Agreement supersedes any and all prior employment and similar agreements, written and/or oral, between the Company and Employee, and Employee hereby waives and releases all rights and claims there under or with respect to thereto.


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         17.  Severability: In the event that any Section or provision of this
              Agreement shall be held to be illegal or unenforceable, such Section or provision shall be severed from this Agreement and the entire Agreement shall not fail on account thereof, but shall otherwise remain in full force and effect.

         18. Assignments: This Agreement shall be freely assignable by the Company and shall inure to the benefit of, and be binding upon, the Company, it successors and assigns and/or any other corporate or other entity or person that shall succeed to the business presently being operated by the Company, but, being a contract for personal services, neither this Agreement nor any rights hereunder are assignable by Employee.

         19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to conflicts of law principles, and any action to enforce or interpret the terms hereof shall be brought in a court of competent jurisdiction in Harris County, Texas.

         20. Waiver. No waiver, termination or discharge of this Agreement or any of its terms or provisions will be binding upon either party unless confirmed in writing. No waiver by either party of any term or provision of this Agreement or of any default under this Agreement will affect that party's subsequent right to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.

         21.  Notices.

              (a) All notices, consents, requests and other communications under this Agreement must be in writing and shall be sent by hand delivery, by certified or registered mail (return-receipt requested), by facsimile or by a recognized national overnight courier service set forth below:

                     If to Company:  Lark Technologies, Inc.
                                     9441 West Sam Houston Parkway South,
                                     Suite 103
                                     Houston, Texas 77099

                                     Ph.:     (713) 779-3663
                                     Fax:     (713) 779-1661

                     If to Employee: Mr. Carl W. Balezentis
                                     54 Pipers Meadow Street
                                     The Woodlands, Texas 77382
                                     Ph.:     (281) 298-5573

              (b) Notices delivered pursuant to this Agreement will be deemed given at the time delivered, if personally delivered; upon facsimile transmission provided the transmitting party receives confirmation by its facsimile of the transmission and receipt by the intended recipient of such notices by 5:00 o'clock p.m. (recipient's local time); three business days after being deposited in the mail, if mailed; and one business day after timely delivery to the courier, if by overnight courier service.

              (c) Either party may change the address to which notice is to be sent by written notice to the other party in accordance with this Section 12.

         22. Headings. The titles, captions and headings contained in this Agreement are inserted by convenience of reference only and are not intended to be part of or to affect in any way the meaning or interpretation of this Agreement.

         23. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.


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         24.  Amendment. This Agreement may be amended or modified only by a written instrument signed by Employee and by a duly authorized officer of Company.

         25. Construction. The parties hereto acknowledge and agree that they have each had the opportunity to be represented by legal counsel in connection with the negotiation and preparation of this Agreement and that the parties and their respective legal counsel have reviewed and revised this Agreement and that the normal rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

         26. Attorneys' Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party losing any final judgment agrees to pay the prevailing party all reasonable costs, charges and expenses, including reasonable attorneys' fees expended or incurred in connection therewith.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                    COMPANY:

                                       LARK TECHNOLOGIES, INC.

                                       By:       /s/ DOUGLAS B. WHEELER
                                          ------------------------------------
                                       Name:         Douglas B. Wheeler
                                            ----------------------------------
                                       Title:        President and COO
                                             ---------------------------------

                                    EMPLOYEE:

                                                  /s/ CARL W. BALEZENTIS
                                             ---------------------------------
                                                      Carl W. Balezentis